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                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                    FORM 8-K


                                 CURRENT REPORT

   Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

                         Date of Report:  May 16, 1997
                       (Date of earliest event reported)


                             METAL MANAGEMENT, INC.
             (Exact name of registrant as specified in the charter)


      Delaware                          0-14836
(State or other jurisdiction      (Commission File No.)        94-2835068
      of incorporation)                                      (IRS Employer
                                                           Identification No.)

                         500 Dearborn Street, Suite 405
                            Chicago, Illinois  60610
                    (Address of Principal Executive Offices)

                                 (312) 645-0700
               Registrant's telephone number including area code)

                                      N/A

         (Former name or former address, if changed since last report)



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ITEM 5.    OTHER EVENTS

     On May 19, 1997 Metal Management, Inc. (NASDAQ symbol-MTLM) (the "Company") announced that the Company and Cozzi Iron & Metal, Inc. ("Cozzi") have signed a definitive Agreement and Plan of Merger pursuant to which Cozzi will become a wholly-owned subsidiary of the Company. The transaction will include Cozzi's interests in two joint ventures.

     The merger will create a scrap metal recycling company with estimated annualized gross revenues of more than $500 million. Both companies are headquartered in Chicago and represent the rapidly changing face of the scrap metal recycling industry. Metal Management is a year-old company pursuing a consolidation of the industry and Cozzi is one of the premiere, long-established family-owned scrap metal recycling businesses in the United States.

     Cozzi has few peers in the industry. Recently ISO 9002 certified, the company processed over 1.5 million tons of ferrous scrap in 1996 through its operations in Illinois, Indiana and Pennsylvania. Metal Management owns Reserve Iron & Metal L.P. of Cleveland, a major ferrous scrap processor, the MacLeod Group of Companies in Los Angeles, a major wire chopper and processor, HouTex Metals Company, a significant supplier of ferrous metals to minimills, which is located on the Houston Ship Channel, and EMCO Recycling of Phoenix, one of the largest scrap metal recyclers in Arizona.

     At the closing of the Cozzi merger, which is subject to a number of conditions, including approval by the Company's shareholders, the shareholders of Cozzi will receive 11.5 million shares of the Company's common stock and $6 million in cash. Further, at the effective time of the merger, brothers Albert and Frank Cozzi will join Metal Management's senior executive team and its Board of Directors. Albert Cozzi will serve as President and the Chief Operating Officer of the merged company, T. Benjamin Jennings will remain Chairman of the Board and Chief Development Officer, and Gerard M. Jacobs will remain the Chief Executive Officer of the merged company. Frank Cozzi will serve as Vice President of the Company and as President of the Cozzi operations.

     At the closing, Albert, Frank and Greg Cozzi, as well as T. Benjamin Jennings and Gerard M. Jacobs, will enter into five-year employment agreements which will, among other things, grant warrants to purchase an aggregate of 3,000,000 shares of the Company's common stock. Half of the warrants issued will be exercisable at $5.91 per share and the other half will be exercisable at a price equal to 75% of the stock's closing price on the day before the closing of the Cozzi merger.

     In addition, Albert, Frank and Greg Cozzi and T. Benjamin Jennings and Gerard M. Jacobs will enter into a ten-year agreement to, among other things, vote their respective shares in a common fashion in regard to elections of directors and in certain other circumstances. When the Cozzi merger is completed, these five individuals will own, directly or indirectly, approximately 16 million shares of the Company's common stock on a fully-diluted basis. Giving effect to the Cozzi merger, as of today, the Company would have approximately 30 million shares of common stock on a fully-diluted basis.

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     According to Al Cozzi, the two companies combined will control in excess of 225,000 tons of ferrous scrap per month, in addition to a significant non-ferrous business. "The trend toward consolidation is fueled by mill consumers demanding to receive support on a larger scale, and on a direct basis from the quality suppliers," he said. "The dynamics between the two companies are quite complimentary, Cozzi Iron & Metal has seven operations on the water in addition to Metal Management's two deep water facilities, which will complement our international trading efforts."

     Company officials said both parties in the Cozzi transaction expect the merger to close in the summer of 1997. The closing of the transaction is subject to, among other things, successful completion of due diligence, completion of certain additional documents, obtaining regulatory and corporate approvals, the Company's obtaining of necessary financing, and other customary conditions. In addition, the Cozzi merger is subject to approval of the Company's stockholders.

     All of the statements in this Form 8-K, other than historical facts, are forward-looking statements made in reliance upon the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. As such, they involve risks and uncertainties and are subject to change at any time. These statements reflect the Company's current expectations regarding the future profitability of the Company and its subsidiaries and the benefits to be derived from the Company's execution of the Company's industry consolidation strategy. There can be no assurance that the Company's actual future performance or that of its subsidiaries will meet the Company's expectations for growth and profitability. In addition, there are no assurances that the transaction referred to in this Form 8-K will be completed. The statements in this Form 8-K involve known and unknown risks, uncertainties, and other factors which may cause actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by these forward-looking statements. As discussed in the Company's quarterly report for the period ended December 31, 1996, some of the factors which could affect the Company's performance include, among other things: possible inability to replace short term financing with longer term capital commitments, ability to obtain capital through debt and/or equity placements sufficient to fund cash requirements under acquisition and merger agreements, risk of expansion strategy, cyclicality of operating results, price fluctuations, existing and future debt of the Company, competition in the scrap metal industry, immediate and future capital requirements, substantial leverage, reliance on management and principal stockholders, and environmental matters.

Exhibits

99   Additional Exhibits

     1)    Press Release dated May 19, 1997






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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                     METAL MANAGEMENT, INC.



Dated June 2, 1997                   By:  /s/ Gerard M. Jacobs
                                        ------------------------------
                                          Gerard M. Jacobs,
                                          President and Chief Executive Officer